Exhibit 10.1
EXECUTION COPY
SEPARATION AND RELEASE AGREEMENT
BEFORE SIGNING THIS SEPARATION AND RELEASE AGREEMENT (THE “AGREEMENT”), YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY.
This Agreement is entered into knowingly and voluntarily by and between Maurice D. Harapiak (“Employee”) and Cleveland-Cliffs Inc. (the “Company”). Employee and the Company are referred to each individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Employee’s employment with the Company was terminated by the Company without cause effective April 22, 2022 (the “Termination Date”). As of the Termination Date, Employee ceased to serve as Executive Vice President, Human Resources & Chief Administration Officer of the Company, and shall promptly resign from any other position that he may have held with the Company or any of its affiliates, including those identified in Section III.A below.
B.The Company desires Employee to cooperate with the Company following the Termination Date to help effect a smooth transition and to assist the Company, on the terms described herein, with respect to disputes that may arise regarding matters that were under his responsibility during his employment.
C.The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment.
D.Receipt of the payments and benefits described herein requires (i) execution, (ii) delivery to the Company, and (iii) non-revocation of this Agreement, all within the time frames specified herein.
AGREEMENT
I.TERMINATION, SEVERANCE PAYMENTS AND BENEFITS
A.As of the Termination Date, Employee’s employment with the Company ceased, he ceased to be the Executive Vice President, Human Resources & Chief Administration Officer of the Company, and he shall promptly resign from any other positions that he may hold with the Company or any of its affiliates, including those identified in Section III.A below, as of the Termination Date. Employee agrees to execute any further documents required to effectuate such resignations as reasonably may be requested by the Company or any of its affiliates. As of the Termination Date, Employee shall be released from his duties with the Company except as expressly provided in this Agreement and cease to have any authority to conduct business on behalf of the Company. Employee will continue to receive his base salary and employee benefits, in the ordinary course of business consistent with past practice, through the Termination Date.
B.Subject to Section I.C., Employee shall receive the following payments (collectively, the “Payments”) and benefits (collectively, the “Benefits”) if Employee (i) executes this Agreement no earlier than the calendar day following the Termination Date and no later than the day after the end of the time period described in Section VI.A., and (ii) does not revoke this Agreement prior to the “Effective Date” (as defined in Section VI.D.):
1.A cash payment equal to $3,780,000, which is equal to 3 times Base Pay ($630,000 * 3 = $1,890,000) plus 3 times an additional amount that represents an annual incentive bonus payable at target ($630,000 * 100% * 3 = $1,890,000). The cash payment shall be made in a single lump sum, less applicable federal, state, and local withholdings and deductions, within 30 days after the Effective Date.
2.For a period of 36 months following the Termination Date (the “Continuation Period”), the Company shall provide Employee and his eligible dependents with continued coverage under the Company’s medical, dental, and vision benefits (“Continuation Benefits”) as may be in effect from time to time, and the Company shall pay the full premium for such Continuation Benefits, subject to the requirements of this Section I.B.2. The Company’s payment of such premiums shall be considered taxable to Employee. As a condition to the Company’s obligations under this Section I.B.2, (a) within 30 days following the Effective Date, Employee must pay the Company or its designee the amount of taxes that the Company will be required to withhold and remit to the applicable tax authorities with respect to the premiums the Company will pay for the Continuation Benefits provided in 2022, and (b) in January of each calendar year during the Continuation Period (starting with January 2023), Employee must pay the Company or its designee the amount of taxes that the Company will be required to withhold and remit to the applicable tax authorities with respect to the premiums the Company will pay for the Continuation Benefits provided during each such calendar year. Providing the Continuation Benefits under this Section I.B.2 shall count against the Company’s and such plan’s obligations to provide COBRA continuation coverage for Employee and Employee’s COBRA qualified beneficiaries.
3.Performance Shares.
(a)For Employee’s performance share (“PSU”) award granted in 2020, Employee shall be entitled to continue to earn the PSU award (including any applicable dividend equivalent rights that would have been paid on the earned PSUs had the earned PSUs been issued and outstanding Common Shares on the record date for the dividend or distribution) held by him on the Termination Date and listed on Schedule I based on actual performance through the entire applicable performance period of such award (rather than proration); with the number of shares so earned to be paid in the manner and at the time (but not prior to the Effective Date) specified by the terms of such PSU award.
(b)For Employee’s PSU awards granted in 2021 and 2022, Employee shall be entitled to earn such PSU awards (including any applicable dividend equivalent rights that would have been paid on the earned PSUs had the earned PSUs been issued and outstanding Common Shares on the record date for the dividend or distribution) held by him on the Termination Date and listed on Schedule I based on actual performance through the entire applicable performance period of each such award, in each case with the number of shares earned for each such PSU award being prorated by multiplying (1) the number of shares earned, without regard to this sentence, by (2) the quotient of (A) 16 for PSU awards granted in 2021 and 4 for PSU awards granted in 2022, divided by (B) 36, rounded down to the nearest whole share; with the number of prorated shares so earned to be paid in the manner and at the time specified by the terms of each such award.
4.Restricted Stock Units.
(a)For Employee’s restricted stock unit (“RSU”) award granted in 2020, Employee shall be entitled to accelerated vesting of such RSU award (including any applicable dividend equivalent rights that would have been paid on the RSUs had the RSUs been issued and outstanding Common Shares on the record date for the dividend or distribution) held by him on the Termination Date and listed on Schedule I; with the number of RSUs so vested to be paid on October 28, 2022.
(b)For Employee’s RSU awards granted in 2021 and 2022, Employee shall be entitled to vest in the RSU awards (including any applicable dividend equivalent rights that would have been paid on the RSUs had the RSUs been issued and outstanding Common Shares on the record date for the dividend or distribution) held by him on the Termination Date and listed on Schedule I, with the number of RSUs vested for each such RSU award being prorated by multiplying (1) the number of RSUs subject to the applicable award, by (2) the quotient of (A) 16 for RSU awards granted in 2021 and 4 for RSU awards granted in 2022, divided by (B) 36, rounded down to the nearest whole share; with the number of prorated RSUs so vested to be paid on October 28, 2022.
5.Performance Cash.
(a)For Employee’s performance cash (“Performance Cash”) award granted in 2020, Employee shall be entitled to continue to earn the Performance Cash award held by him on the Termination Date and listed on Schedule I based on actual performance through the entire applicable performance period of such award (rather than proration); with the amount of cash so earned to be paid in the manner and at the time (but not prior to the Effective Date) specified by the terms of such Performance Cash award.
(b)For Employee’s Performance Cash awards granted in 2021 and 2022, Employee shall be entitled to earn such Performance Cash awards held by him on the Termination Date and listed on Schedule I, with the amount of cash earned in the case of each such Performance Cash award being prorated by multiplying (1) the amount of cash earned, without regard to this sentence, by (2) the quotient of (A) 16 for Performance Cash awards granted in 2021 and 4 for Performance Cash awards granted in 2022, divided by (B) 36; with the amount of prorated Performance Cash so earned to be paid in the manner and at the time specified by the terms of each such award.
6.With respect to the annual incentive opportunity granted to Employee for 2022 pursuant to the Executive Management Performance and Incentive Plan (the “EMPI,” and such 2022 incentive opportunity the “EMPI Award”), Employee shall be entitled to earn such EMPI Award in an amount equal to the payment Employee would have earned during the full applicable plan year under the EMPI had Employee continued in the active employ of the Company through the end such plan year (as determined by the Committee in accordance with Section 8 of the EMPI) multiplied by the quotient of (a) 112, divided by (b) 365, with such prorated EMPI Award payment to be paid at the time the EMPI Award would have otherwise been paid to Employee but for the occurrence of the Termination Date.
7.Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Agreement. In addition, the Company shall continue to maintain D&O coverage that covers Employee to substantially the same extent that it covers present executives. Finally, in the event of a change in control of the Company in which the Company is not the survivor, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers Employee.
8.As provided in the Company’s 2012 Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), the Company shall pay to Employee the full amount of his balance in the NQDC Plan in accordance with Section 6.1(a) of the NQDC Plan in the form of payment specified in Section 6.2 of the Plan.
9.As provided in the Company’s Supplemental Retirement Benefit Plan (the “SERP”), the Company shall pay to Employee the full amount of his balance in the SERP in accordance with Section 3 of the SERP.
10.Employee shall be entitled to a cash payment of $45,000 for financial planning and advice, in particular regarding this Agreement. The cash payment shall be made in a single lump sum, less applicable federal, state, and local withholdings and deductions, within 30 days after the Effective Date.
C.Should Employee breach any of the covenants contained in Sections VII (relating to the covenant of confidentiality), IX (relating to the covenant to cooperate with the Company after the Termination Date), XI (relating to the covenant not to disparage the Company), XII (relating to the covenant not to solicit employees), and Section XIII (relating to the covenant not to compete) of this Agreement, Employee shall be required to return the Payments described in Section I.B.1 and the value of the Benefits already received under this Agreement in excess of 1 month’s Base Pay within 7 days of demand by the Company, and shall receive no further Payments or Benefits under this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or in any related or ancillary agreement or plan prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Employee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
D.Subject to Section I.C., should Employee die prior to receipt of the Payments set forth in Section I.B., then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of his heirs.
E.The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.
II.REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:
•Employee has the sole right and exclusive authority to execute this Agreement.
•The Company is not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Agreement becomes effective.
•Employee executes this Agreement knowingly and voluntarily, in order to induce the Company to provide the Payments and Benefits.
•Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.
•No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Agreement.

•The Payments and Benefits that Employee will receive in exchange for executing this Agreement are in addition to anything of value to which Employee is already entitled.
•The Payments and Benefits provided for in this Agreement are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Agreement.
•The Payments and Benefits provided for in this Agreement are not intended to be provided in addition to any payments or benefits that now may be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment and Benefits made under this Agreement in excess of one month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Payments and Benefits shall be treated as having been given in exchange for the other covenants, agreements and obligations of this Agreement.
•This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Agreement, by which/whom any liability is and always has been expressly denied.
•With the payments contemplated by this Agreement, the Company will have paid Employee for all vacation and any other paid time off accrued through the Termination Date with the exception of whatever Employee is entitled to receive as a retiree of the Company.
III.RELEASE
A.Employee, for himself, and his marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has to date, the following (referred to collectively as the “Released Parties”):
•Cleveland-Cliffs Inc.;
•Cliffs Steel Inc.;
•Cleveland-Cliffs Steel Corporation;
•Cleveland-Cliffs Steel LLC;
•Cleveland-Cliffs FPT Services Company;
•Cleveland-Cliffs International Holding Company;
•Cliffs Mining Company;
•The Cleveland-Cliffs Iron Company;
•IronUnits, LLC;

•All affiliates of Cleveland-Cliffs Inc. not already listed above, including any corporation or other entity which is controlled by or under common control with Cleveland-Cliffs Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cleveland-Cliffs Inc. under Sections 414 or 1563 of the Internal Revenue Code;
•All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and
•The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the individuals.
B.Without limiting the generality of this Agreement, Employee acknowledges and agrees that this Agreement is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under the following laws, as amended from time to time:
•The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;
•The Health Insurance Portability and Accountability Act;
•The Age Discrimination in Employment Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;
•The Lilly Ledbetter Fair Pay Act;
•The Ohio Fair Employment Practices Law (Ohio Rev. Code. §§4112.01, et seq.);
•State wage payment statutes;
•State wage and hour statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and

•All similar provisions under all other federal, state and local laws.
C.Without limiting the generality of this Agreement, Employee further acknowledges and agrees that this Agreement is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:
•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;
•Unpaid wages, salary, bonuses (including but not limited to any bonus or payment under the 2021 and 2022 Executive Management Performance Incentive Plans), commissions, vacation or other employee benefits;
•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;
•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;

•Loss of consortium;
•Any claims that may relate to drug and/or alcohol testing; and
•Any claims for change in control payments or benefits under any agreement, including without limitation that certain 2016 Change in Control Severance Agreement between Employee and the Company dated August 7, 2016.
D.Employee further understands, acknowledges and agrees that this Agreement contains a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of the date this Agreement is executed, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Agreement.
E.Employee further understands, acknowledges and agrees that Employee is not waiving the right to file a charge with or participate in an investigation by any government agency, such as the Equal Employment Opportunity Commission (the “EEOC”), the United States Department of Labor, the Securities and Exchange Commission, or any similar state or federal agency, to participate in a proceeding with such an agency, or to cooperate with any such agency in its investigation. However, through this Agreement Employee waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in a lawsuit brought by any third party, including without limitation the EEOC or any similar state agency. Employee may accept any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
F.This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any:
•Claims for Payments or Benefits under this Agreement including without limitation any claim for indemnification coverage provided under Section I.B.9.; or
•Claims for benefits under any pension plan or welfare plan of the Company (including any other plan or program covered by the Employee Retirement Income Security Act of 1974);
•Claims that cannot be waived by law; or
•Claims arising after the execution of this Agreement.
IV.REPRESENTATION OF UNDERSTANDING OF RELEASE
Company advises Employee to consult an attorney of Employee’s choosing before entering into this agreement and Employee acknowledges that it has done so. Employee represents and warrants that Employee has read all of the terms of this Agreement and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.
V.RELEASE OF FEDERAL AGE DISCRIMINATION CLAIMS
Employee understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.) (the “ADEA”), is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver of ADEA claims to be knowing and voluntary. Employee acknowledges and agrees that Employee is knowingly and voluntarily giving up any rights or claims for relief Employee may have under the ADEA regarding the Company’s conduct or the conduct of any Released Parties.

However, Employee acknowledges and agrees that Employee is not giving up the right to challenge the validity of this Agreement under the ADEA.
VI.TIME TO CONSIDER AND CANCEL RELEASE; EFFECTIVE DATE
A.Employee acknowledges that he has been provided at least 21 calendar days from the receipt of this Agreement to decide whether to sign it and is advised to consult with an attorney before doing so. Employee is not to sign this Agreement unless Employee understands its provisions and is doing so voluntarily.
B.This Agreement shall be signed no earlier than the calendar day following the Termination Date, but no later than 21 calendar days after Employee has received it. Further, this Agreement shall be delivered to (or postmarked for delivery to) James Graham, Executive Vice President, Human Resources, Chief Legal and Administrative Officer & Secretary, Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, OH 44114, no later than 21 days after Employee has received it.
C.After Employee has signed this Agreement, Employee has 7 days to change his mind and notify the Company in writing that Employee has revoked this Agreement. If Employee so revokes this Agreement, this Agreement will be null and void, and will have no force or effect. Written notice of a cancellation of this Agreement must actually be received by the Company at the following address and must be postmarked within the time frame described above in order to be effective: James Graham, Executive Vice President, Human Resources, Chief Legal and Administrative Officer & Secretary, Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, OH 44114.
D.If Employee (i) signs and delivers the Agreement within the time frames and in accordance with the provisions of Section VI.B; and (ii) does not revoke this Agreement within the time frames and in accordance with the provisions of Section VI.C., this Agreement shall become effective on the eighth day after Employee signed it (the “Effective Date”).
E.Employee understands that if he revokes this Agreement, it shall not be effective or enforceable and Employee will not receive any Payments or Benefits under this Agreement.
VII.CONFIDENTIAL INFORMATION AND COVENANTS
Employee represents that, to the best of Employee’s knowledge during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party.
VIII.RETURN OF COMPANY PROPERTY
A.Employee agrees to return to the Company in reasonable working order, within 5 calendar days following the Termination Date, all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), computer equipment or hardware, tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company; provided, however, that Employee shall retain his mobile phone and laptop, after reasonable cooperation with the Company to remove any confidential information of the Company or its affiliates on such devices. Employee further agrees that, as of the fifth calendar day following the Termination Date, he will not retain any documents or other property belonging to Company. For the avoidance of doubt, Employee shall not be required to return to the Company items not material to the business of the Company or its affiliates that are of nominal or sentimental value.

B.Employee must comply fully with this Section VIII as a condition to the Company’s performance of its obligations under Section I.
C.By signing this Agreement, Employee affirms that Employee either (i) has no Company property remaining in his possession or his control, or (ii) if Employee does have any such property in his possession or control, Employee has provided the Company a list of such property, the reason why Employee has been unable to return it to the Company, and the date by which Employee intends to return such property to the Company.
IX.COOPERATION
Following the Termination Date, Employee shall reasonably cooperate with the Company in effecting a smooth transition, and shall provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company. Employee shall provide reasonable assistance and cooperation to the Company with respect to disputes that may have arisen or may arise regarding matters that were within Employee’s responsibilities during his employment. This reasonable assistance and cooperation includes but is not limited to the provision of complete and truthful information and documents in his possession and control regarding such matters, responding to inquiries, meeting with counsel, and cooperating in preparing for and providing truthful and accurate testimony in any proceedings. In addition, any travel or other out of pocket costs associated with such cooperation shall be paid or promptly reimbursed by the Company.
X.RESIGNATION AND RE-EMPLOYMENT
A.Employee represents that he has irrevocably resigned from any and all corporate offices with Cleveland-Cliffs Inc. or any of the Released Parties which he held in his capacity as an employee of the Company including without limitation positions as an officer, director, member, manager, agent, or partner of any such entities. Employee further agrees to execute any further documents required to effectuate such resignations as may be requested by the Company.
B.Employee hereby forever gives up, waives and releases any right to be hired, employed, recalled or reinstated by the Company or any affiliate of the Company.
XI.NON-DISPARAGEMENT
Employee shall not make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar government agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing in this Agreement shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, salary, and benefits. The Company shall direct its officers and directors not make any negative statements orally or in writing about Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives. Nothing herein shall prevent the Company or its representatives from testifying truthfully in a legal proceeding or governmental administrative proceeding.
XII.NON-SOLICITATION
Employee agrees that, during the period beginning on the Termination Date and ending 24 months following the Termination Date (the “Restricted Period”), Employee shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the 6 month period immediately prior to such contact, approach or solicitation), without the prior written consent of the

Company; provided, however, that this Section XII shall not preclude Employee from soliciting for employment any such person who responds to a general solicitation through a public medium that is not targeted at such person. Employee further agrees that during the Restricted Period, Employee will not directly or indirectly attempt to disrupt, damage, impair or interfere with the Company by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors.
XIII.NON-COMPETITION
Employee agrees that, during the Restricted Period, Employee shall not engage, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, in the same or similar activities as Employee performed for the Company, during the 5 year period prior to termination, in any business in North America which primarily distributes or sells iron ore (in any form), hot briquetted iron, ferrous scrap or steel products.
XIV.NO DUTY TO MITIGATE
Employee has no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. To the extent that, following the Termination Date, the Employee becomes employed by or is otherwise compensated for services by any natural person, partnership, corporation, limited liability company, governmental entity, or other entity or organization, any such compensation shall not offset, reduce, or otherwise modify the Company’s obligations with respect to the Payments described in Section I.B.1.
XV.SEVERABILITY
In the event that any provision of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.
XVI.BINDING EFFECT
This Agreement shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.
XVII.WAIVER
No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his benefit, but such waiver shall in no way excuse the other Party from the performance of any of its/his other obligations under this Agreement.
XVIII.GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
XIX.SUBSEQUENT MODIFICATIONS
The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.

XX.ENTIRE AGREEMENT
This Agreement (and the compensation and benefits agreements or plans referred to herein) constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersede any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. Notwithstanding the foregoing, the restrictive covenants in Sections VII, XI, XII, and XIII of this Agreement do not supersede the restrictive covenants in other agreements between Employee and the Company. Those covenants are enforceable consistent with their terms, as are the restrictive covenants in this Agreement
XXI.TAXES AND SECTION 409A
A.By signing this Agreement, Employee acknowledges that (1) Employee will be solely responsible for any taxes which may be imposed on Employee as a result of the Payments and Benefits, (2) all such Payments and Benefits will be subject to applicable tax withholding by the Company, and (3) the Company has not made any representations or guarantees regarding the tax result for Employee with respect to any income recognized by Employee in connection with this Agreement or the Payments and Benefits.
B.The Parties acknowledge that Employee shall incur a “separation from service,” within the meaning of Section 409A of the Code (“Section 409A”) on the Termination Date. Notwithstanding anything in this Agreement to the contrary, any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under Section 409A, be delayed for six months after the Termination Date, and the accumulated amounts shall be paid in a lump sum within 10 days after the end of the 6-month period, or if earlier within 60 days of Employee’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent applicable, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. This Agreement is intended to be exempt from or comply with the requirements of Section 409A.
[Signature Page Follows]

CLEVELAND-CLIFFS INC.
/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Human Resources, Chief Legal and Administrative Officer & Secretary

/s/ Maurice D. Harapiak
Date: 5 May 2022	Maurice D. Harapiak

Schedule I

Grant Date	Type of Award	Number of RSUs or Target PSUs, or Target Amount of Performance Cash, at Time of Grant	Vesting Date/Incentive Period
2/18/2020	RSU	50,628	12/31/2022
2/18/2020	PSU	50,628	1/1/2020 - 12/31/2022
2/18/2020	Performance Cash	$374,000	1/1/2020 - 12/31/2022
2/23/2021	RSU	24,359	12/31/2023
2/23/2021	PSU	24,359	1/1/2021 - 12/31/2023
2/23/2021	Performance Cash	$381,480	1/1/2021 - 12/31/2023
2/24/2022	RSU	36,228	12/31/2024
2/24/2022	PSU	36,228	1/1/2022 - 12/31/2024
2/24/2022	Performance Cash	$748,000	1/1/2022 - 12/31/2024